Exhibit 99.1

Investor Contact Matt Glover Gateway Group, Inc. 949-574-3860 AWRE@gateway-grp.com

Aware Reports Third Quarter and Nine Month 2024 Financial Results

Company Reaffirms Expectations for Double-Digit Annual Recurring Revenue (ARR) and Recurring Revenue Growth in 2024

Ongoing Cost Optimization Initiatives Reduced Operating Expenses by $1.3 million in the First Nine Months of 2024 Compared to Same Period Last Year

BURLINGTON, MASS. – October 30, 2024 – Aware, Inc. (NASDAQ: AWRE), a global biometric platform company that uses data science, machine learning, and artificial intelligence to tackle everyday business and identity challenges through biometric solutions, today reported financial results for the third quarter and nine months ended September 30, 2024.

Third Quarter and Nine Month 2024 Financial Highlights

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Total revenue for the three and nine months ended September 30, 2024, was $3.8 million and $12.6 million, respectively, compared to $6.4 million and $13.9 million in the three and nine months ended September 30, 2023, respectively, representing decreases of 41% and 9%, respectively, for the three and nine months ended September 30, 2024, compared to the corresponding periods in 2023. Revenue for the three and nine months ended September 30, 2023, included a one-time license sale of $2.9 million.
•
Recurring revenue (a non-GAAP metric reconciled below) for the three and nine months ended September 30, 2024, was $2.8 million and $8.7 million, respectively, compared to $2.2 million and $7.3 million in the three and nine months ended September 30, 2023, respectively, representing increases of 29% and 19%, respectively for the three and nine months ended September 30, 2024, compared to the corresponding periods in 2023.
•
Ongoing cost optimization initiatives aimed at streamlining operations and improving efficiency resulted in lower operating expenses. For the third quarter of 2024, operating expenses were $5.3 million, a decrease from $5.6 million in the third quarter of 2023. For the nine months ended September 30, 2024, operating expenses were $16.7 million, a decrease from $17.9 million in the same period of 2023.
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Maintained a robust financial position with cash, cash equivalents, and marketable securities totaling $27.4 million as of September 30, 2024.

Third Quarter and Recent Operational Highlights

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European Expansion: In October 2024, secured a $1 million booking with a European government with planned delivery of licenses within the current year, a portion of which is expected to contribute to the company’s Annual Recurring Revenue (ARR). This booking is the result of recent enhancements to Aware’s BioSP, which improved usability and offline biometric enrollment capabilities drawing on Voice of the customer inputs received from a broad range of clients, and highlights the leverage Aware is creating by responding to diverse customer requirements.
•
Product Launch: Launched AwareID on the WordPress Marketplace, enabling businesses, website owners, and eCommerce platforms across industries like online gaming, retail, and content management to easily implement cloud-based biometric and identity authentication. This no-code WordPress plug-in offers a turnkey solution for seamless authentication and security integration. See more information in the official release here.
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Product Enhancement:Introduced a new core version of Aware's biometric orchestration and identity management system, BioSP, designed to enhance usability and key functionalities. This update enables Aware to expand customer utilization and better serve both new and existing needs, including offline biometric enrollment capabilities for areas with low internet connectivity.
Industry Recognition: Aware was featured in the 2024 Biometric Digital Identity Financial Services Prism report, where it was recognized for its innovative biometric authentication solutions that enhance fraud detection and regulatory compliance in a case study in which implementation of an Aware solution by a Brazilian bank resulted, in significant customer satisfaction and an 86% reduction in fraud within six months.
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Global Presence: Showcased Aware's advanced authentication solutions at key industry events, including the International Association for Identification Forensic Educational Conference, Identity Week America, the 2024 Global Security Exchange, and the 10th Mind the Sec conferences. Aware also hosted its inaugural Partner Summit at GITEX GLOBAL in the Middle East. The summit featured a robust agenda of topics presented by both partners and Aware Leadership in Sales, Solutions, Marketing, Product, and Engineering. This event reinforces Aware’s commitment to investing in partners and aligns with the company’s strategy to better support, enable, and grow through its Partnership Program.

Management Commentary

“In the third quarter of 2024, we maintained our focus on operational efficiency, achieving a 7% reduction in operating expenses in the first nine months of 2024, while also accelerating the evolution of our product offerings, enhancing our go-to-market strategy, and expanding our recurring revenue,” said Robert Eckel, CEO and President of Aware. “Our strategic efforts, particularly in expanding our partner ecosystem, resulted in securing key partnerships in high-growth sectors such as e-commerce, access control, and online gaming powered by our AwareID SaaS offering. We’ve successfully refined our biometric solutions to meet the diverse needs of these industries, enabling seamless integration for a wide range of customers.

“As we approach the fourth quarter and look to 2025, our priorities remain clear to continue to secure and expand the use cases for our biometric solutions, by enhancing their ease and simplicity of integrability and to continue to grow our recurring revenue base. With a robust pipeline, significant progress in product development and sales execution, and a recently secured $1.0 million booking with a European government, we are confident in our ability to close 2024 strong and leverage our business model to achieve double-digit recurring revenue growth and sustainable positive cash flow in the future.”

Third Quarter 2024 Financial Results

Revenue for the third quarter of 2024 was $3.8 million, a decrease of 40% compared to $6.4 million in the same year-ago period. The decrease in revenue was primarily due to lower software license revenue, including the impact of a one-time license sale of $2.9 million to a federal agency in the prior year period.

Recurring revenue for the third quarter of 2024 totaled $2.8 million, an increase of 29% compared to $2.2 million in the same year-ago period.

Operating expenses for the third quarter of 2024 were $5.3 million, a 6% decrease compared to $5.6 million in the year-ago period, primarily due to the company's ongoing cost reduction initiatives. Operating expenses for the third quarter of 2023 included a $0.8 million one-time gain related to a fair value adjustment to the contingent acquisition payment from the company’s acquisition of FortressID in 2021.

Net loss for the third quarter of 2024 totaled $1.1 million, or $(0.05) per diluted share, compared to net income of $1.1 million, or $0.05 per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the third quarter of 2024 totaled $1.1 million, compared to adjusted EBITDA of $0.4 million in the same year-ago period. The decrease in adjusted EBITDA was primarily due to lower license revenue, partially offset by lower operating expenses.

Cash, cash equivalents, and marketable securities totaled $27.4 million as of September 30, 2024, compared to $30.9 million as of December 31, 2023.

Nine Month 2024 Financial Results
Revenue for the nine months ended September 30, 2024, was $12.6 million, a decrease of 9% compared to $13.9 million in the same year-ago period. The decrease in revenue was primarily due to lower software license revenue, including a one-time license sale of $2.9 million to a federal agency in the prior year period.

Recurring revenue for the nine months ended September 30, 2024, was $8.7 million, an increase of 19% compared to $7.3 million in the same year-ago period.

Operating expenses for the nine months ended September 30, 2024 were $16.7 million, a 7% decrease compared to $17.9 million in the year-ago period, primarily due to the company's ongoing cost reduction initiatives. Operating expenses for the nine-month period ended September 30, 2023 included a $0.8 million one-time gain related to a fair value adjustment to the contingent acquisition payment from the acquisition of FortressID in 2021.

Net loss for the nine months ended September 30, 2024, totaled $3.2 million, or ($0.15) per diluted share, which compares to net loss of $3.1 million, or $(0.15) per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the nine months ended September 30, 2024, was $3.0 million, compared to adjusted EBITDA loss of $3.3 million in the same year-ago period. The improvement in adjusted EBITDA was primarily due to lower operating expenses and partially offset by lower revenue.

Webcast

Aware management will host a webcast today, October 30, 2024, at 5:00 p.m. Eastern time to discuss these results and provide an update on business conditions. A question-and-answer session will follow management’s prepared remarks.

Date: Wednesday, October 30, 2024

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: Register Here

The presentation will be made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware
Aware is a global biometric platform company that uses data science, machine learning, and artificial intelligence to tackle everyday business and identity challenges through biometrics. For over 30 years we’ve been a trusted name in the field. Aware’s offerings address the growing challenges that government and commercial enterprises face in knowing, authenticating, and securing individuals through frictionless and highly secure user experiences. Our algorithms are based on diverse operational data sets from around the world, and we prioritize making biometric technology in an ethical and responsible manner. Aware is a publicly held company (NASDAQ: AWRE) based in Burlington, Massachusetts. To learn more, visit our website or follow us on LinkedIn and X.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvi) our business may be affected by government regulations and adverse economic conditions; and xvii) we may make acquisitions that could adversely affect our results, xiii) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal quarter ended December 31, 2023 and other reports and filings made with the Securities and Exchange Commission.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Software licenses	$1,175	$4,391	$5,137	$7,535
Software maintenance	2,257	1,889	6,571	5,491
Services and other	417	101	884	844
Total revenue	3,849	6,381	12,592	13,870

Costs and expenses:
Cost of services and other revenue	270	410	817	1,033
Research and development	1,873	2,264	5,922	6,909
Selling and marketing	1,856	2,171	5,838	6,118
General and administrative	1,317	1,601	4,086	4,679
Fair value adjustment to contingent acquisition payment	—	(812)	—	(812)
Total costs and expenses	5,316	5,634	16,663	17,927
Operating (loss) income	(1,467)	747	(4,071)	(4,057)
Interest income	315	397	886	982
Loss before provision for income taxes	(1,152)	1,144	(3,185)	(3,075)
Provision for income taxes	15	—	54	—
Net (loss) income	$(1,167)	$1,144	$(3,239)	$(3,075)

Net (loss) income per share – basic	$(0.06)	$0.05	$(0.15)	$(0.15)
Net (loss) income per share – diluted	$(0.06)	$0.05	$(0.15)	$(0.15)
Weighted-average shares – basic	21,186	21,049	21,123	21,017
Weighted-average shares – diluted	21,186	21,131	21,123	21,017

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$11,223	$10,002
Marketable securities	16,167	20,913
Accounts and unbilled receivables, net	5,446	3,855
Property and equipment, net	515	579
Goodwill and intangible assets, net	5,200	5,511
Right of use assets	4,040	4,260
All other assets, net	1,134	1,176

Total assets	$43,725	$46,296

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,118	$1,986
Deferred revenue	5,407	5,537
Operating lease liability	4,308	4,475
Total stockholders’ equity	31,892	34,298

Total liabilities and stockholders’ equity	$43,725	$46,296

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

We define recurring revenue as the portion of Aware revenue that is based on a term arrangement and is likely to continue in the future, such as annual maintenance or subscription contracts. We use recurring revenue as a metric to communicate the portion of our revenue that has greater stability and predictability. We believe that recurring revenue assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

We define ARR as the amount of annualized recurring revenue that is likely to continue in the future, such as annual maintenance and subscription contracts. We use ARR as a metric to assess the trajectory of our recurring revenue and we believe that ARR assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

Adjusted EBITDA and recurring revenue are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net loss, the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three and six months ended June 30, 2024 and 2023 and our U.S. GAAP revenue, the most directly comparable U.S. GAAP financial measure, to our recurring revenue for the three and six months ended June 30, 2024 and 2023.

AWARE, INC.

Reconciliation of GAAP Net loss to Adjusted EBITDA

(In thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023
Net (loss) income	$(1,167)	$1,144	$(3,239)	$(3,075)
Depreciation and Amortization	141	140	421	437
Stock based compensation	220	360	628	1,097
Fair value adjustment to contingent acquisition payment	—	(812)	—	(812)
Interest income	(315)	(397)	(886)	(982)
Provision for income taxes	15	—	54	—
Adjusted EBITDA loss (income)	$(1,106)	$435	$(3,022)	$(3,335)

AWARE, INC.

Revenue Breakout

(In thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023
Recurring revenue:
Software subscriptions	$561	$292	2,099	1,824
Software maintenance	2,257	1,889	6,571	5,491
Total recurring revenue	2,818	2,181	8,670	7,315

Non-recurring revenue:
Software licenses	614	4,099	3,038	5,711
Services and other	417	101	884	844
Total non-recurring revenue	1,031	4,200	3,922	6,555
Total revenue	$3,849	$6,381	$12,592	$13,870

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Aware is a registered trademark of Aware, Inc.